EXHIBIT 99.1

Full House Resorts to Temporarily Suspend Operations in Nevada

LAS VEGAS, March 17, 2020 -- Full House Resorts, Inc. (NASDAQ: FLL) announced today that, pursuant to state government orders, it is temporarily closing Grand Lodge Casino in Incline Village, Nevada, and Stockman’s Casino in Fallon, Nevada, for an estimated 30 days.  The Company will diligently work to reopen all of its casinos as soon as they are permitted to reopen.

Forward-looking Statements

This press release may contain statements by Full House and its officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include, without limitation, those regarding the coronavirus (COVID-19) and our expectations regarding the reopening of Grand Lodge Casino and Stockman’s Casino and the length of time that state government authorities will require casinos in Nevada to remain closed. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, disruptions in our operations and loss of revenue due to pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases such as the coronavirus; general macroeconomic conditions; changes in guest visitation or spending patterns due to health or other concerns; and regulatory and business conditions in the gaming industry. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization.  Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com and on its Facebook page at www.facebook.com/FHResorts.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

(702) 221-7800

www.fullhouseresorts.com